  Exhibit 99.1

GRANDPARENTS.COM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$968,807	$3,765,723
Accounts receivable	20,407	96,874
Prepaid expenses	21,731	351,346
Total current assets	1,010,945	4,213,943

Property and equipment, net	7,161	16,384
Security deposits	86,500	92,800
Intangibles, net	500,000	882,188

Total assets	$1,604,606	$5,205,315

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,533,227	$1,952,247
Accrued dividends	112,663	1,563
Accrued expenses	524,879	205,340
Deferred revenue	10,867	7.396
Notes payable	999,957	999,957
Term loan, net of discounts and issuance costs of $5,321,865	4,053,218	-
Total current liabilities	8,234,811	3,166,503

Convertible loan, net of discounts and issuance costs of $4,811,950	-	3,319,020

Total liabilities	8,234,811	6,485,523

Commitments and contingencies

Series C redeemable convertible preferred stock, 875,000 shares (liquidation preference $1,750,000) issued and outstanding at December 31, 2016 and December 31, 2015	222,621	216,912
Series D redeemable convertible preferred stock, 1,500,000 shares (liquidation preference $1,000,000) issued and outstanding at December 31, 2016	1,000,000	-
Total preferred stock	1,222,621	216,912

Stockholders’ deficit:
Preferred stock, $0.01 par value, authorized 5,000,000 shares, 875,000 shares of Series C preferred stock and 1,500,000 shares of Series D preferred stock designated
Common stock, $0.01 par value, authorized 2,156,500,000 shares at December 31, 2016 and 350,000,000 shares at December 31, 2015, 202,268,582 and 132,268,582 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	2,022,686	1,322,686
Additional paid-in capital	48,689,586	46,610,937
Accumulated deficit	(58,565,098)	(49,430,743)
Total stockholders’ deficit	(7,852,826)	(1,497,120)

Total liabilities and stockholders’ deficit	$1,604,606	$5,205,315

See accompanying notes to these unaudited consolidated financial statements.

GRANDPARENTS.COM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Years Ended December 31,
	2016	2015
Revenue:
Commission revenue	$27,387	$400,185
Advertising and other revenue	270,261	228,976
Total revenue	297,648	629,161

Operating expenses:
Selling and marketing	1,274,988	329,890
Salaries	1,859,434	2,048,302
Rent	223,600	217,732
Accounting, legal and filing fees	1,411,229	1,396,380
Consulting	1,048,307	1,472,018
Equity-based compensation	823,711	2,838,878
Other general and administrative	873,736	737,876
Depreciation and amortization	327,945	401,458
Impairment of intangible assets	63,465	-
Total operating expenses	7,906,415	9,442,534

Other income (expense):
Interest expense	(1,369,175)	(645,898)
Other income	-	67,533

Total other income (expense)	(1,369,175)	(578,365)

Net loss attributable to common & preferred shareholders	(8,977,942)	(9,391,738)

Dividends and amortization of discount on preferred stock	162,122	12,911

Net loss attributable to common shareholders	$(9,140,064)	$(9,404,649)

Net loss per common share, basic and diluted	$(0.06)	$(0.07)

Weighted average common shares outstanding, basic and diluted	152,733,063	131,855,064

See accompanying notes to these unaudited consolidated financial statements.

GRANDPARENTS.COM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(8,977,942)	$(9,391,738)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	327,945	401,458
Equity-based compensation	684,358	1,831,626
Impairment of intangible assets	63,465	-
Amortization of Stock issued for services	139,353	1,012,791
Payment in kind interest added to loan balance	294,113	130,970
Amortization of discount on loans and notes payable	540,085	343,032
Gain on settlement of accounts payable	-	72,427
Accounts receivable, net	76,467	(2,298)
Prepaid expenses and other assets	196,562	792,663
Accounts payable	580,981	54,790
Accrued expenses	319,539	(93,249)
Deferred officer salary	-	(226,875)
Deferred revenues	3,471	(998,760)
Net cash used in operating activities	(5,751,603)	(6,073,163)

Cash flows from investing activities:
Capitalized website development costs	-	(52,080)
Net cash used in investing activities	-	(52,080)

Cash flows from financing activities:
Repayments of loans and short-term advances	-	(600,000)
Proceeds from private placement of common stock	1,050,000	700,000
Proceeds from loans and short-term advances, net	950,000	8,000,164
Proceeds from sale of preferred stock, net	1,000,000	1,673,577
Payments of dividends on preferred stock	(45,313)	(9,375)
Net cash provided by financing activities	2,954,687	9,764,366

Net (decrease) increase in cash	(2,796,916)	3,639,123
Cash, beginning of year	3,765,723	126,600
Cash, end of year	$968,807	$3,765,723

Supplemental cash flow information:
Warrants issued in connection with beneficial conversion on convertible loans and notes	$-	$4,855,146
Warrants issued in connection with beneficial conversion on preferred stock	$-	$1,458,639
Fair value of warrants issued in exchange for services	$-	$836,119

Settlement of liabilities through issuance of equity	$-	$5,541
Cashless exercise of warrants to common stock	$-	$200
Amortization of preferred stock discount	$(5,709)	$(1,974)
Equity discount on secured term loan	$1,050,000	$-
Common stock to be issued as dividends on preferred stock	$109,375	$-
Cash paid for interest	$168,072	$140,175

See accompanying notes to these unaudited consolidated financial statements.

GRANDPARENTS.COM, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(unaudited)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2014	129,224,492	$1,292,245	$36,956,279	$(40,028,067)	$(1,779,543)

Equity based compensation	-	-	2,667,747	-	2,667,747

Beneficial conversion and warrants issued with bridge note	-	-	470,000	-	470,000

Issuance of common shares and warrants for severance /services	24,090	241	5,300	-	5,541

Proceeds from sale of common shares and warrants	3,000,000	30,000	670,000	-	700,000

Exercise of warrants	20,000	200	(200)	-	-

Beneficial conversion and warrants issued with convertible loan	-	-	4,385,146	-	4,385,146

Beneficial conversion and warrants issued with Series C preferred stock	-	-	1,458,639	-	1,458,639

Amortization of discount on preferred stock	-	-	(1,974)	-	(1,974)

Preferred dividends	-	-	-	(10,938)	(10,938)

Net loss for the year	-	-	-	(9,391,738)	(9,391,738)

Balance, December 31, 2015	132,268,582	1,322,686	46,610,937	(49,430,743)	(1,497,120)

Equity based compensation	-	-	684,358	-	684,358

Issuance of common shares	70,000,000	700,000	350,000	-	1,050,000

Equity discount on secured term loan	-	-	1,050,000	-	1,050,000

Amortization of discount on preferred stock	-	-	(5,709)	-	(5,709)

Preferred dividends	-	-	-	(156,413)	(156,413)

Net loss for the year	-	-	-	(8,977,942)	(8,977,942)

Balance, December 31, 2016	202,268,582	$2,022,686	$48,689,586	$(58,565,098)	$(7,852,826)

See accompanying notes to these unaudited consolidated financial statements.

GRANDPARENTS.COM, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.
Organization and Basis of Presentation

Grandparents.com, Inc., together with its consolidated subsidiaries (the “Company”), is a family-oriented social media company that through its website, www.grandparents.com, serves the age 50+ demographic market. The website offers activities, discussion groups, expert advice and newsletters that enrich the lives of grandparents by providing tools to foster connections among grandparents, parents, and grandchildren.

The Company was incorporated under the laws of Delaware in May 1996.

2.
Going Concern and Proceeding Under Chapter 11 of the Bankruptcy Code

The Company incurred a net loss of approximately $9.1 million and used approximately $5.8 million net in cash for operating activities during the year ended December 31, 2016. The Company has an accumulated deficit of approximately $58.5 million and stockholders’ deficit of approximately $7.8 million as of December 31, 2016. Without additional capital from existing or new investors or further financing, the Company cannot continue to implement its business plan.

On April 14, 2017, the Company and its wholly-owned subsidiary Grand Card, LLC (together, the "Debtors") filed voluntary petitions for relief under the provisions of Chapter 11 of Title 11 of certain of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Florida, Miami Division (the "Bankruptcy Court"). During the pendency of these proceedings, the Company currently intends to continue operating its website as Debtors and debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 cases have been consolidated solely on an administrative basis and are pending as Case No. 17-14711.

On September 15, 2016, the Company entered into an Amended and Restated Credit Agreement (the "New Credit Agreement," and together with the original credit agreement, the "Loan Documents") with VB Funding, LLC (the "Lender") (see Note 6). The Lender has agreed to fund post-petition financing in an amount not to exceed $1,575,000 (the "DIP Loan"). On April 14, 2017, the Debtors, on an interim basis, sought a total of $225,750 for the first four weeks following the Company's Chapter 11 filing, to avoid immediate and irreparable harm to the Company. Interest is payable monthly, in arrears, at the applicable non-default rate set forth in the Loan Documents. In the event of a default the DIP Loan shall bear interest at the default rate set forth in the Loan Documents.

The DIP Loan shall become due and payable in full on the earlier of (i) closing of a §363 sale of substantially all of the Debtors' assets; (ii) failure to adhere to the Approved Budget, (iii) failure to timely provide any of the Reconciliation Reports, when due, (iv) failure to adhere to the Sale Timeline, or (v) June 15, 2017 (the “Due Date”). As security for the DIP Loan the Lender shall be granted a valid, perfected, first priority priming lien on all real and personal property of the Debtors now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as collateral under any document, Court Orders, or any other order of the Bankruptcy Court in these Chapter 11 cases (the “Collateral”).

On April 21, 2017, the Company received approval from the Bankruptcy Court for key “first day” motions (the "Approved Motions") in the Chapter 11 cases, which will give the Company the resources and flexibility to fund on-going uninterrupted operations. The Approved Motions include permitting Grandparents.com to pay employee benefits and reimbursable expenses, granting immediate access, on an interim basis, to $44,598 under the DIP Loan from the petition date through April 28, 2017, authorizing Grandparents.com to use its existing cash management systems and bank accounts to cover future expenses including supplier payments, and authorizing the retention of legal and financial professionals to advise the Debtors on the bankruptcy proceedings and other professionals necessary to the operation of our business during the bankruptcy proceedings. From time to time, the Debtors may seek Bankruptcy Court approval for the retention of additional professionals.

The foregoing conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.
Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited consolidated financial statements include the accounts of Grandparents.com, Inc. and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue, the useful lives of long-lived assets including property and equipment and intangible assets, stock-based compensation, income taxes, and contingencies. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2016 and 2015, there were no cash equivalents.

Accounts Receivable

Accounts receivable are reported in the balance sheets net of an allowance for doubtful accounts. The Company estimates the allowance based on an analysis of specific clients, taking into consideration the age of past due accounts, the client’s payment history and an assessment of the client’s ability to pay. At December 31, 2016 and 2015, the Company determined that no allowance for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost net of depreciation using the straight-line method over the estimated useful lives of the assets, ranging from three (3) to seven (7) years. Incidental expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of assets are capitalized. The Company reviews the valuation of fixed assets and the remaining economic lives annually and adjusts depreciation accordingly.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, which include property and equipment and identifiable intangible assets, annually in the fourth quarter of the calendar year or whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. Events and circumstances that may indicate that an asset is impaired may include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces as well as other factors.

If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, available market prices or appraised values, depending on the nature of the assets.

The Company performed this assessment in fiscal 2016 and recorded an impairment charge of $63,465 related to certain older website development costs. The Company performed this assessment in fiscal 2015 and concluded there were no impairments (see Note 5).

Revenue Recognition

The Company recognizes revenue from arrangements with advertisers and third-parties, generally on the basis of impressions, at an agreed upon cost per thousand impressions (“CPM”). This revenue is recognized on a net basis in the period in which the impressions occur.

For commission revenue and other non-advertising revenue, revenue is recognized in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The Company considers amounts to be earned when persuasive evidence of an arrangement exists, delivery of services has occurred, price is fixed or determinable, and collectability is reasonably assured.

Advertising

The Company’s policy is to report advertising costs as an expense in the periods in which the costs are incurred. The total amounts charged to advertising expense were $17,512 and $28,945 for the years ended December 31, 2016 and 2015.

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

●
Level 1 – Quoted prices in active markets for identical assets and liabilities;

●
Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and

●
Level 3 – Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The Company’s financial instruments consist mainly of cash, short-term accounts receivable, redeemable preferred stock, accounts payable, a secured loan, and notes payable. The Company believes that the carrying amounts approximate fair value due to their short-term nature and/or market interest rates.The convertible loan is entered into with a related party and therefore fair value is not readily determinable.

Equity-Based Compensation

The Company follows ASC 718 (Stock Compensation) and 505-50 (Equity-Based Payments to Non-employees), which provide guidance in accounting for share-based awards exchanged for services rendered and requires companies to expense the estimated fair value of these awards over the requisite service period.  We determine the fair value of the stock-based compensation awards granted to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either of (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

Income Taxes

Deferred income taxes are recognized for differences between financial reporting and tax basis of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets and recognizes a valuation allowance for its deferred tax assets when it is more likely than not that a future benefit on such deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax (benefit) provision in the accompanying statements of operations.

Generally, the Company is no longer subject to U.S. federal tax examinations for tax years prior to 2012 except as they relate to its net operating loss carryforwards.

Net Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed by dividing net earnings (loss) per common share by the weighted average number of shares of common stock outstanding. Diluted earnings (loss) per common share are computed by dividing net earnings (loss) by the sum of the weighted average number of shares of common stock and the dilutive effect of securities that can be converted into common stock.

Reconciliations of the weighted average shares outstanding for basic and diluted earnings per common share are as follows:

	Years ended December 31,
	2016	2015
Basic EPS Shares outstanding (weighted average common shares)	152,733,063	131,855,064
Effect of Dilutive Securities	-	-
Diluted EPS Shares outstanding	152,733,063	131,855,064

Dilutive securities consist of unexercised stock options and warrants, the Series C Preferred Stock and the Series D Preferred Stock. The inclusion of such dilutive securities in the computation of earnings per share would have been antidilutive and have therefore been excluded. For the years ended December 31, 2016 and 2015, the numbers of excluded dilutive securities were 1,946,402,086 and 154,836,675, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued new accounting guidance, Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers Classified as ASC 606, on revenue recognition. The new standard provides for a single five-step model to be applied to all revenue contracts with customers as well as requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. For public entities, ASC 606 as amended is effective for fiscal years and interim periods within those years beginning after December 15, 2017. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

In August 2014, the FASB issued new accounting guidance, ASU No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40). The new standard was intended to provide guidance in generally accepted accounting principles (“GAAP”) about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Because there was no current guidance in GAAP, the amendments were expected to reduce diversity in the timing and content of footnote disclosures. For public entities, this ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early adoption was permitted. The Company has adopted this standard as of December 31, 2016.

In March 2016, the FASB issued new accounting guidance, ASU No. 2016-09, Compensation-Stock Compensation (Topic 718). The new standard was intended to provide improvements to employee share-based payment accounting by simplifying areas of GAAP related to this topic. The areas for simplification in this update involved several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, this ASU is effective for the annual period beginning after December 15, 2016, and for interim periods within those annual periods. Early adoption was permitted provided that all of the amendments were adopted in the same period. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

In August 2016, the FASB issued new accounting guidance, ASU No. 2016-15, Statement of Cash Flows (Topic 230). The new guidance is intended to reduce diversity in practice across all industries in how certain transactions are classified in the statement of cash flows. The standard identifies eight issues and early adoption is permitted provided that all of the amendments are adopted in the same period. For public entities, this ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2017. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

4.
Property and Equipment

Property and equipment consisted of the following at December 31, 2016 and 2015:

	Estimated Useful Lives (in Years)	December 31, 2016	December 31, 2015
Furniture and fixtures	7	$21,494	$21,494
Computers and equipment	3-7	62,338	62,338
		83,832	83,832
Less: accumulated depreciation		(76,671)	(67,448)
Property and equipment, net		$7,161	$16,384

Depreciation expense for the years ended December 31, 2016 and 2015 was $9,223 and $11,541, respectively.

5.
Intangible Assets

Intangible assets, all of which are finite-lived, consisted of the following at December 31, 2016 and 2015:

	Estimated Useful	December 31,	December 31,
	Lives (in Years)	2016	2015
URL and trademarks	4	$1,000,000	$1,000,000
Website and mobile application development	3	285,650	527,562
		1,285,650	1,527,562
Less: accumulated amortization		(785,650)	(645,374)
Intangible assets, net		$500,000	$882,188

During December 2016 when we performed an impairment assessment, we determined that indicators of impairment existed for certain website development costs of $241,912 related to the Grand Card. As a result the Company wrote off those assets along with accumulated amortization of $178,447 and recognized an impairment expense of $63,465 at December 31, 2016. The fair values of the remaining assets exceed their book values and the Company determined that the estimated remaining lives of those assets are appropriate.

During 2015, the Company performed an impairment assessment and concluded there were no impairments.

Amortization expense related to finite lived intangible assets amounted to $318,722 and $389,918 for the years ended December 31, 2016 and 2015, respectively. The future amortization expense for each of the five succeeding years related to all finite lived intangible assets that are currently recorded in the balance sheets is estimated to be as follows at December 31, 2016:

For the Years Ending December 31,

2017	$250,000
2018	250,000
2019	-
2020	-
2021	-
$500,000

6.
Term Loans, Convertible Loans and Notes Payable

Notes payable and long-term loans consisted of the following at December 31, 2016 and 2015:

	December 31,	December 31,
	2016	2015
Notes payable assumed February 2012	$999,957	$999,957
Convertible loan – July 2015 Convertible Loan, due 2025	-	8,130,970
Term secured loan – September 2016 Term Loan, due 2031	9,375,083	-
Less: debt discount and debt issue costs	(5,321,865)	(4,811,950)
Notes payable and long-term loans	$5,053,175	$4,318,977

Accrued interest expense included in accrued expenses at December 31, 2016 and 2015 was $478,247 and $185,687, respectively.

Convertible Loan – July 2015 Convertible Loan

On July 8, 2015, the Company and VB Funding, LLC (“VB Lender”) entered into a credit agreement (“Credit Agreement”) which provided for a multi-draw term loan credit facility (the “VB Loan”) in an aggregate amount not to exceed $8,000,000. The full amount of the VB Loan was advanced in two disbursements, with the initial amount of $5,000,000 (which included a $1,000,000 amount previously funded on May 18, 2015 pursuant to a bridge loan from VB Lender) disbursed by VB Lender at the time of closing of the Credit Agreement. The second disbursement was on December 31, 2015. The VB Loan was used to fund ongoing operations and to repay then outstanding indebtedness. The Credit Agreement was replaced by the New Credit Agreement on September 15, 2016.

Pursuant to the New Credit Agreement, the Company is subject to certain customary limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The New Credit Agreement contained usual and customary events of default, the occurrence of which could have led to an acceleration of the Company’s obligations thereunder.

Outstanding indebtedness under the VB Loan could have been voluntarily prepaid at any time, in whole or in part, without premium or penalty. The indebtedness under the VB Loan was due July 8, 2025 with interest at an aggregate of 7.5% per annum, 2.5% of which was payable in cash and 5.0% was payable in-kind as additional principal. As of September 15, 2016, all cash interest has been paid for the VB Loan and $425,083 of payment-in-kind interest has been added to the VB Loan principal. The VB Loan was secured by a security interest in the Company’s and certain of its subsidiaries’ assets and each such subsidiary guaranteed the repayment of the VB Loan. VB Lender had the right to convert the outstanding balance of the VB Loan into shares of common stock of the Company, at a conversion price per share equal to $0.20 which gave rise to a beneficial conversion feature having a relative fair market value of $1,950,000 as of July 8, 2015. This beneficial conversion feature value was recorded as a discount to the VB Loan and was amortized to interest expense over the life of the loan. In connection with the initial disbursement, VB Lender received a ten-year warrant to purchase 12.5 million shares of the Company’s common stock at an exercise price of $0.30 per share. As of July 8, 2015, the warrant had a relative fair market value of $1,700,000 and was recorded as a debt discount. In connection with the second disbursement, VB Lender received a ten-year warrant to purchase 7.5 million shares of the Company’s common stock at an exercise price of $0.30 per share. The warrant had a relative fair market value of $465,146 and was recorded as a debt discount. There was no beneficial conversion feature in connection with the second disbursement.

Term Secured Loan – September 2016 Secured Loan

On September 15, 2016, the Company and VB Lender entered into the New Credit Agreement, which amended and restated the Credit Agreement. The New Credit Agreement has a principal balance equal to the outstanding balance under the VB Loan and provided for two additional disbursements in an aggregate amount not to exceed $2,950,000 (collectively, the “New VB Loan”). The first disbursement was advanced on September 15, 2016 in the amount of $950,000 and a second disbursement may be made in the amount of $2,000,000 when certain conditions are satisfied.

Outstanding indebtedness under the New VB Loan may be voluntarily prepaid at any time, prior to the maturity date. The indebtedness under the New VB Loan matures on October 1, 2031 and bears interest at the following rates per annum, payable in cash on a quarterly basis: 1% for the first year of the New VB Loan, 2% for the second year, 3% for the third year, 12% for the fourth year and 15% thereafter. Interest is no longer payable in-kind as additional principal on the New VB Loan. At December 31, 2016, outstanding indebtedness under the New VB Loan was $9,375,083 plus accrued interest of $311,276.

The New VB Loan is secured by a security interest in the Company’s and certain of its subsidiaries’ assets and the subsidiaries guaranteed the repayment of the New VB Loan. The Company is subject to certain customary limitations including the ability to incur additional debt, make certain investments and acquisitions, and make certain restricted payments, including stock repurchases and dividends. The New Credit Agreement contains usual and customary events of default, the occurrence of which can lead to an acceleration of the Company’s obligation thereunder.

The New VB Loan has no convertible feature so it is not convertible into shares of the Company’s Common Stock.

In accordance with ASC 470-60 this refinancing was considered a troubled debt restructuring with a modification of terms. As a result, the unamortized discount of $4,473,147 and unamortized debt issue costs of $275,885 from the VB Loan were carried forward to be amortized using the effective interest method for the New VB Loan. On September 15, 2016, the Company also sold to VB Lender 70,000,000 shares of the Company’s common stock at a price per share of $0.015, for an aggregate purchase price of $1,050,000. Because the fair value on the date of purchase was $2,100,000, the difference of $1,050,000 was recorded as an additional equity discount on the New VB Loan and is being amortized over the life of the loan using the effective interest rate method. Any new fees paid to third parties in connection with the New VB Loan were expensed as required.

The Company intends to use borrowings under the New Credit Agreement to fund the operations of the Company and to pay fees and expenses relating to the New Credit Agreement and related transactions.

As discussed in Note 2, on April 14, 2017, the Company filed voluntary petitions for relief under the Bankruptcy Code. This occurrence constituted an event of default under the New Credit Agreement and VB Lender has the right to declare all outstanding amounts immediately due and payable. Accordingly, all amounts outstanding at December 31, 2016 have been classified as a current liability in the accompanying consolidated balance sheet. Amortization of debt discounts and issuance costs in the amount of approximately $5.3 million will be accelerated in 2017 due to the aforementioned bankruptcy filing.

In connection with the bankruptcy filing, the Lender has agreed to fund the DIP Loan in an amount not to exceed $1,575,000. Interest is payable monthly, in arrears, at the applicable non-default rate set forth in the Loan Documents. In the event of a default the DIP Loan shall bear interest at the default rate set forth in the Loan Documents.

The DIP Loan shall become due and payable in full on the earlier of (i) closing of a §363 sale of substantially all of the Debtorsí assets; (ii) failure to adhere to the Approved Budget, (iii) failure to timely provide any of the Reconciliation Reports, when due, (iv) failure to adhere to the Sale Timeline, or (v) June 15, 2017. As security for the DIP Loan the Lender shall be granted a valid, perfected, first priority priming lien on all real and personal property of the Debtors now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as Collateral under any document, Court Orders, or any other order of the Bankruptcy Court in these Chapter 11 cases.

Notes Payable

In addition to the New VB Loan described above, we have certain unsecured indebtedness, primarily promissory notes outstanding in favor of Mr. Leber, the Company's former Chief Executive Officer and a former member of the board of directors, in the principal amount of $78,543 (the “Leber Note”), Meadows Capital, LLC, an entity controlled by Dr. Cohen, a former member of the Company’s board of directors, in the principal amount of $308,914 (the “Meadows Note”) and BJS Squared, LLC, an entity controlled by Mr. Leber, in the principal amount of $612,500 (“BJS Squared Note”). Meadows Capital, LLC, has a 50% interest in the BJS Squared Note. These promissory notes reflect indebtedness assumed by us in connection with a merger in February 2012. The Meadows Note and the BJS Squared Note accrue interest at the rate of 5% per annum and mature upon the earlier of (i) the Company having EBITDA of at least $2,500,000 as reflected on its quarterly or annual financial statements filed with the SEC, or (ii) the Company closing a financing with gross proceeds to the Company of at least $10,000,000. On September 15, 2016, the Leber Note was modified so that no interest accrues on the Leber Note after September 1, 2016 and it matures upon the Company achieving fiscal year net income of at least $5,000,000. The Leber Note remains subordinate in right of payment to the Meadows Note and the New VB Loan.

Total interest expense, for the years ended December 31, 2016 and 2015 attributable to amortization of debt discount related to warrants and amortization of debt issuance costs was $780,970 and $377,908, respectively.

Total interest expense, charged to operations amounted to $1,369,175 and $645,898 for the years ended December 31, 2016 and 2015, respectively. The estimated future principal maturities related to all notes payable and long-term loan obligations excluding debt discount was as follows at December 31, 2016:

For the Years Ending December 31,
Contingent	$999,957
2031 (1)	9,375,083
$10,375,040

(1)
The bankruptcy filing is an event of default under the loan agreement and as such, the New VB Loan has been classified as a current liability.

7.
Stockholders’ Equity

Common Stock

During 2015, the Company issued 24,090 shares of its common stock to a consultant in exchange for services performed for the Company. The aggregate fair value of the shares issued to the consultant was $5,541, which was expensed in 2015.

During 2015, the Company issued 20,000 shares of its common stock in connection with the cashless exercise of 70,000 warrants issued in 2013 for advisory services.

During 2015, the Company sold, in private transactions, an aggregate of 3,000,000 shares of the Company’s common stock and warrants to purchase 700,000 shares of the Company’s common stock for aggregate gross proceeds to the Company of $700,000. The warrants are exercisable for a period of five years at exercise prices of $0.25-$0.35 per share, subject to customary adjustments.

During 2016, the Company sold, in a single transaction, an aggregate of 70,000,000 shares of the Company’s common stock to VB Lender at a price per share of $.015 per share for an aggregate purchase price of $1,050,000. Because the fair value on the date of purchase was $2,100,000, the difference of $1,050,000 was recorded as equity discount on the New VB Loan and is being amortized over the life of the New VB Loan using the effective interest method.

Series C Redeemable Convertible 7.5% Preferred Stock

On September 29, 2015, the Company entered into a securities purchase agreement (the “Series C Preferred Agreement”) with certain investors (the “Series C Preferred Purchasers”) and raised gross proceeds of $1,750,000, including the conversion by Mel Harris, a former member of the Company’s board of directors, security holder and advisor to the Company, of the $450,000 principal amount of his convertible promissory note. Under the terms of the Series C Preferred Agreement, the Series C Preferred Purchasers purchased an aggregate amount of 875,000 shares of Series C Preferred Stock (the "Series C Preferred Stock") at a $2.00 per share purchase price. Each share of Series C Preferred Stock has a stated value of $2.00 (the “Stated Value”) and is convertible, at any time at the option of the holder, into ten (10) shares of the Company’s common stock (the “Conversion Shares”) at a conversion price of $0.20 per share (the “Conversion Price”), subject to customary adjustments, which gave rise to a beneficial conversion feature.

In addition, the Series C Preferred Purchasers received warrants (the “Series C Preferred Warrants”) representing the right to acquire an aggregate of 4,375,000 shares of the Company’s common stock at an exercise price of $0.30 per share (the “Series C Preferred Warrant Shares”), subject to customary adjustments, for a period of ten (10) years from the date of issuance. Under certain circumstances, the holder of the Series C Preferred Warrant may elect to exercise the warrant through a cashless exercise (See Note 9).

Under the Series C Preferred Agreement, the Company shall prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Conversion Shares and Series C Preferred Warrant Shares on subsequent registration statements filed by the Company, subject to certain exceptions. This registration right is subject in priority, in all respects, to the obligations of the Company under the New Credit Agreement between the Company and VB Lender (See Note 6).

Additionally, the Company granted piggyback registration rights to the Series C Preferred Purchasers in connection with the Conversion Shares and Series C Preferred Warrant Shares on subsequent registration statements filed by Company, subject to certain exceptions.

Each share of Series C Preferred Stock earns dividends at the rate of 7.5% of the Stated Value, 2.5% of which dividend is payable in cash, and 5.0% will be payable in the form of Common Stock, on a quarterly basis, at $0.20 per share. Accrued dividends are recorded as a liability in the consolidated balance sheets. As of December 31, 2016, cumulative unpaid dividends of $109,375 have been accrued for 546,875 shares of common stock at $0.20 per share. Accrued and unpaid dividends do not bear interest.

The Series C Preferred Stock has a liquidation preference over common stock and voting rights equal to the number determined by dividing the Stated Value by the Conversion Price then in effect. Holders of Series C Preferred Stock vote together with the holders of the Company’s common stock as a single class.

The Company may redeem the Series C Preferred Stock at any time, at a price equal to the Stated Value per share plus any unpaid dividends. Alternatively, upon the election of the holder, the Company will convert shares of the Series C Preferred Stock into shares of the Company’s common stock. In addition, the Company is required to redeem all remaining Series C Preferred Stock on September 29, 2025, the tenth anniversary of the original issue date.

The gross proceeds of $1,750,000 received were reduced by issuance costs incurred of $76,423 resulting in net proceeds of $1,673,577 for the Series C Preferred Stock.

In accordance with ASC 480-10, the Company classified the Series C Preferred Stock in temporary equity. The relative fair market value of the Preferred Warrants was $603,608 and the fair market value of the beneficial conversion feature was $855,031 totaling an aggregate discount of $1,458,639 which was recorded to additional paid-in capital and will be amortized over the ten-year term of the Series C Preferred Stock. As of December 31, 2016 and 2015, the Company amortized $5,709 and $1,974 respectively, of the discount.

Series D Redeemable Convertible 12% Preferred Stock

Simultaneously with the entry into the New Credit Agreement, the Company and VB Lender also entered into a securities purchase agreement which provided VB Lender the right to purchase a total of 1,500,000 shares of Series D Convertible 12% Preferred Stock (“Series D Preferred Stock”) for a total price of $1,000,000, convertible into an aggregate of 1,833,000,000 shares of common stock. The conditions to the closing of the sale of shares of Series D Preferred Stock included approval by the shareholders of an amendment to the certificate of incorporation to increase the number of authorized shares of common stock to 2,156,500,000 shares, and the filing of a Certificate of Designation, Preferences and Rights of Series D Preferred Stock (the “Certificate”). The Certificate specified that from and after the date of the issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of $0.08 per share (which represents 12% per annum) would accrue on such shares. Dividends accrue from day to day and will be cumulative, provided, however, that except as provided for in certain circumstances, dividends will only be payable when, as, and if declared by the board of directors of the Company and the Company will be under no obligation to pay such accrued dividends.

As an additional condition to closing, VB Lender required that the holders of Series C Preferred Stock would have the option to convert their shares of Series C Preferred Stock into shares of the Company's common stock at a discounted rate of $0.05 per share. The Series C Preferred Stock was issued in 2015 for $2.00 per preferred share, with an initial conversion price of $0.20 per common share.  This option to convert therefore represented a discount of $0.15 per common share from the original conversion price. No conversions were effected during the time of this conversion price reduction, which ended on January 21, 2017. As a result, all 875,000 shares of Series C Preferred remain outstanding as of the date of this filing.

On December 21, 2016, the Company filed a Certificate of Designation, Preferences and Rights of Series D Convertible 12% Preferred Stock (the “Series D COD”) with the Secretary of State of the State of Delaware setting forth the rights, powers and preferences of the Series D Preferred Stock. Each share of Series D Preferred Stock has a stated value of $0.666667 (the “Stated D Value”). Each share of Series D Preferred Stock is convertible, at any time at the option of the holder, into 1,222 fully paid and non-assessable shares of Common Stock, subject to adjustment. The holders of the Series D Preferred Stock at any time may redeem any portion of the then outstanding shares of Series D Preferred Stock, at a price equal to the Stated D Value per share plus any unpaid dividends. Each share of Series D Preferred Stock earns dividends at the rate of 12% of the Stated D Value plus all unpaid accrued and accumulated dividends thereon (the “Accruing Dividends”).  The Accruing Dividends are cumulative and accrue on a per annum basis, whether or not declared and whether or not there are funds legally available for the payment of dividends, and are payable in cash on a quarterly basis.  The Series D Preferred Stock has a liquidation preference over Common Stock, and voting rights equal to the number of shares of Common Stock into which such Series D Preferred Stock is convertible. Holders vote together with the holders of Common Stock as a single class. Holders are entitled to elect by majority vote (with each share of Series D Preferred Stock entitled to one vote), voting as a separate class, five of the seven members of the Board of Directors of the Company. The closing of the sale of Series D Preferred Stock occurred on December 21, 2016.

New issuance costs of $135,000 paid to third parties in connection with the transaction were expensed since the transaction was a continuation of the troubled debt restructuring, which began in September 2016.

Amendment to the Company’s Certificate of Incorporation

On November 29, 2016, the Company filed a Certificate of Amendment to its Third Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of the Company’s authorized shares of common stock, par value $0.01 per share by 1,806,500,000, from 350,000,000 to 2,156,500,000 shares (the “Certificate of Amendment”).

8.
Stock Based Compensation

In February 2012, the Company adopted the Grandparents.com, Inc. 2012 Stock Incentive Plan (the “Plan”) as amended, which provides for 25,000,000 shares of the Company’s common stock to be eligible for issuance to employees, officers, directors, consultants, agents, advisors, and independent contractors who provide services to the Company under the Plan.

During 2015, the Company granted options to purchase 250,000 shares of common stock which expire five years from the date of grant to purchase shares of common stock under the Plan to a consultant. The options had an exercise price of $0.21 per share and a grant date fair value of $0.18 per option. The exercise price per share and stock price per share on the date of grant were equal. The options vested immediately, had a fair market value of $44,450 and were recorded as an expense in 2015.

During 2015, the Company granted options to purchase 1,200,000 shares of common stock, which expire ten years from the date of grant, under the Plan to employees. The options had exercise prices of $0.18 and $0.21 per share and grant date fair values of $0.18 and $0.20 per option. The exercise price per share and stock price per share on the date of grant were equal. The vesting period for 200,000 options is one year and for 1,000,000 options is three years.

During 2015, 5,312,500 options were forfeited and 190,000 options expired unexercised.

During 2016, the Company granted options to purchase 1,000,000 shares of common stock, which expire five years from the date of grant, under the Plan to one employee. The options had an exercise price of $0.30 per share and a grant date fair values of $0.08 per option. The exercise price per share was greater than the stock price per share on the date of grant and the vesting period is one year.

During 2016, the Company granted options to purchase 1,000,000 shares of common stock, which expire ten years from the date of grant, under the Plan to a consultant. The options had an exercise price of $0.30 per share and a grant date fair value of $0.04 per option. The exercise price per share was greater than the stock price per share on the date of grant. The options vested immediately, had a fair market value of $31,600 and were recorded as an expense in 2016. During 2016, 620,000 options expired unexercised.

The fair value of each option granted since December 31, 2014 was estimated on the date of the grant using the Black-Scholes option pricing model with the assumptions noted in the following table. Expected volatility was estimated using the volatility of the Company’s stock price. The expected life of the options represents the period of time that options granted are expected to be outstanding and is derived from historical terms.

Risk-free interest rate	1.01-1.63%
Expected life (years)	5-10
Expected volatility	126-179%
Dividend yield	-

A summary of stock option activity for the years ended December 31, 2016 and 2015 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	24,385,000	$0.28	7.52	$445,000
Granted	1,450,000	0.19
Expired	(190,000)	0.27
Forfeited	(5,312,500)	0.33
Outstanding at December 31, 2015	20,332,500	0.26	7.25	-
Granted	2,000,000	0.30
Expired	(620,000)	0.33
Outstanding at December 31, 2016	21,712,500	$0.26	6.40	$-

Exercisable at December 31, 2016	19,830,501	$0.26	6.47	$-

The compensation expense recognized for Plan and Non-Plan options awarded for the years ended December 31, 2016 and 2015 was $603,005 and $1,462,730 respectively. Total unrecognized compensation costs related to non-vested equity-based compensation arrangements was $136,802 as of December 31, 2016. That cost is expected to be recognized over the remaining vesting period of 18 months.

9.
Warrants

During 2015, the Company granted warrants to purchase 700,000 shares of common stock in connection with securities purchase agreements. The warrants had exercise prices ranging from $0.25 to $0.35 per share and they expire five years from the date of grant.

During 2015, the Company issued 20,000 shares of its common stock in connection with the cashless exercise of 70,000 warrants.

During 2015, the Company granted warrants to purchase 500,000 shares of common stock to VB Lender in connection with a bridge loan.

During, 2015, the Company granted a ten-year warrant to purchase up to 12,500,000 shares of common stock of the Company at an exercise price of $0.30 per share in connection with the first disbursement of the VB Loan. Upon the second disbursement under the VB Loan, the Company issued to VB Lender a ten-year warrant to purchase 7,500,000 shares of common stock of the Company at a purchase price of $0.30 per share. Upon the first disbursement of the VB loan, VB Lender agreed to cancel the warrant to purchase 500,000 shares of common stock previously issued in connection with a bridge loan from VB Lender.

During 2015, the Company granted 4,375,000 ten-year warrants to purchase 4,375,000 shares of the Company’s common stock at an exercise price of $0.30 per share in connection with issuance of the Series C Preferred Stock.

During 2015, the Company granted warrants to purchase 2,000,000 shares of common stock in connection with services to the Company. The warrants had exercise prices ranging from $0.30 to $0.50 per share and they expire ten years from the date of grant. The warrants vested 1,000,000 on September 1, 2016 and 1,000,000 will vest on September 1, 2017. The portion vested as of December 31, 2015 had a fair value of $48,100 which was recorded as an expense in the statement of operations in 2015 and the portion vested as of December 31, 2016 had a fair value of ($7,500) which was recorded as a reduction of expense in the statement of operations in 2016.

During 2016, the Company granted warrants to purchase 825,000 shares of common stock in connection with services to the Company. The warrants had exercise prices of $0.30 per share and they expire five years from the date of grant. The exercise price per share was greater than the stock price per share on the date of grant. The aggregate fair market value of the warrants issued was $44,578 which was recorded as an expense in the statement of operations in 2016. During 2016, 1,500,000 fully vested warrants expired unexercised.

During 2016, 5,359,737 unvested warrants issued to Starr Indemnity & Liability Company were forfeited (see note 12).

During 2016, 500,000 fully vested warrants were voluntarily forfeited by the holder per written request to the Company.

The fair value of each warrant granted since December 31, 2014 was estimated on the date of the grant using the Black-Scholes option pricing model with the assumptions noted in the following table. Expected volatility was estimated using the volatility of the Company’s stock price. The expected life of the warrants represents the period of time that warrants granted are expected to be outstanding and is derived from historical terms.

Risk-free interest rate	1.01-1.93%
Expected life (years)	5-10
Expected volatility	123-237%
Dividend yield	-

A summary of warrant activity for the years ended December 31, 2016 and 2015 is presented below:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	58,094,323	$0.20	3.48	$4,164,331
Granted	27,575,000	0.30
Exercised	(70,000)	0.14
Cancelled	(500,000)	0.30
Outstanding at December 31, 2015	85,099,323	0.24	4.74	643,169
Granted	825,000	0.30
Forfeited	(5,359,737)	0.05
Expired	(1,500,000)	0.30
Cancelled	(500,000)	0.23
Outstanding at December 31, 2016	78,564,586	$0.24	4.00	$-

Exercisable at December 31, 2016	77,064,586	$0.24	3.91	$-

In April 2013, the Company committed to issuing Starr Indemnity & Liability Company (“Starr”), a wholly-owned subsidiary of Starr International Company, Inc., a warrant to acquire up to 21,438,954 shares of its common stock, subject to certain customary adjustments which vests one-fourth (1/4th) of the warrant shares upon issuance and the remaining portion of the warrant shares in three equal annual installments on March 1, 2014, 2015 and 2016, provided, however, that the warrant shall automatically cease to vest upon termination or expiration of the Strategic Alliance Agreement (the “Starr Agreement”) with Starr. The warrant was issued on November 7, 2014 and is included in the warrant activity table. The fair values of the first one-fourth (5,359,739 shares), the second one-fourth (5,359,739 shares), and the third one-fourth (5,359,739 shares) were calculated using Black-Scholes as $766,443, $1,888,772 and $836,119, respectively. The $766,443 was expensed in March 2014, the $1,888,772 was expensed over the period March 1, 2014 through March 1, 2015, and the $836,119 was expensed over the period March 1, 2015 through March 1, 2016, its requisite service period. Starr provided certain services to us, including developing strategic business and investment relationships and other business consulting services. On January 29, 2016, the Company and Starr entered into a letter agreement amending the Starr Agreement to extend the renewal deadline from March 1, 2016 to March 29, 2016. On March 29, 2016, the Company decided not to renew the Starr Agreement under its terms. As a result, the Starr Agreement is no longer in effect and the 5,359,737 unvested warrants were forfeited.

In June 2015, the Company committed to issuing performance-based warrants in subsequent years under an agreement with a consultant (See Note 11).

10.
Income Taxes

The income tax expense reconciled to the tax expense computed at the statutory rate was approximately as follows during the years ended December 31, 2016 and 2015, respectively:

	2016	2015
Tax on income (loss) before income tax	(34.0)%	(34.0)%
Effect of other permanent differences	0.1%	0%
Other	0.0%	0.7%
Effect of state taxes (net of federal benefit)	(10.5)%	(10.5)%
Prior year return versus provision	0.0%	11.8%
Net change in valuation allowance	44.4%	56.9%

Income tax provision	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are approximately as follows at December 31, 2016 and 2015, respectively:

	2016	2015
Net deferred tax asset:
Net operating loss carryforward	$606,732	$13,278,577
Stock based compensation	4,181,082	3,807,746
Other assets	1,760	1,760
Intangible assets		-
Alternative minimum tax credit carryforward	50,817	50,817
Fixed assets	-	1,519
Deferred income tax assets	4,840,391	17,140,419

Deferred income tax liabilities:
Fixed assets	5,699	-
Intangible assets	20,067	(89,842)
Deferred income tax liabilities	25,766	(89,842)

Less valuation allowance	(4,866,157)	(17,050,577)

Net deferred tax assets	$-	$-

Pursuant to Code Sec. 382 of the Internal Revenue Code, the utilization of net operating loss carryforwards may be limited as a result of a cumulative change in stock ownership of more than 50% over a three-year period. The Company underwent such a change as a result of the December 2016 Series D Preferred Stock transaction (see Note 7) and consequently, the utilization of a significant portion of the net operating loss carryforwards is subject to certain limitations. Utilization of the net operating loss carryforwards may be limited to approximately $34,000 per year over the remaining carryforward period. The deferred tax assets for the net operating losses not expected to be utilized due to this limitation have been written-off.

After giving effect to the reduction in the net operating loss carryforwards due to the charge in ownership, as of December 31, 2016, the Company had approximately $1.3 million in net operating loss carryforwards which expire beginning in 2017 through 2036.

Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statements and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company maintains a full valuation allowance for its net deferred tax assets, as the Company’s management has determined that it is more likely than not that the Company will not generate sufficient future taxable income to be able to utilize these deferred assets

The Company files tax returns in the U.S. federal jurisdiction and various states.  At December 31, 2016, federal state tax returns remained open for Internal Revenue Service review for tax years after 2012. There were no federal or state income tax audits being conducted as of December 31, 2016.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2016 and 2015, the Company has not recorded any unrecognized tax benefits.

Interest and penalties related to liabilities for uncertain tax positions will be charged to interest and operating expenses, respectively.

11.
Commitments

Operating Leases

The Company leases an office in New York, NY under a three-year extension of an operating lease which expires September 30, 2018. In conjunction with the extension, the required security deposit was increased by $32,800 to $72,800. There are no further options in the lease for extending the term beyond its current expiration. The Company also leased a corporate apartment in New York, NY under a one-year operating lease which expired on June 30, 2015 and was not renewed. The future minimum lease payments required under the office lease as of December 31, 2016, are as follows:

For the Years Ending December 31,
2017	$226,639
2018	173,775
Total	$400,414

Rent expense recognized under operating leases was $223,600 and $217,732 for the years ended December 31, 2016 and 2015, respectively.

The Company has filed a motion to reject the office lease as of the date of the bankruptcy petition and intends to vacate the premises in May 2017.

Starr Agreement

On January 8, 2013, the Company entered into the Starr Agreement, under which Starr agreed to provide certain services to the Company, including developing strategic business and investment relationships for the Company and providing business consulting services to the Company. In exchange for the services, the Company agreed to pay Starr a monthly fee of $80,000 during the term of the Starr Agreement, which commenced on March 1, 2013, as well as fees to be agreed upon by the Company and Starr for Starr’s arranging agreements with insurance companies. The annual fee was $960,000. Of the fee, $640,000 and $360,000 for the years ended 2016 and 2015, respectively, were not paid and were included in accounts payable. (On March 1, 2014 and on March 1, 2015, the Starr Agreement automatically renewed for one-year periods and will automatically renew for subsequent one-year periods each year thereafter unless either party terminates the agreement prior to the expiration of the then-current term. The Starr Agreement was amended in April 2013 at which time the Company committed to issuing Starr a warrant to acquire up to 21,438,954 shares of our common stock, subject to certain customary adjustments which vests one-fourth (1/4th) of the warrant shares upon issuance and the remaining portion of the warrant shares in three equal annual installments on March 1, 2014, 2015 and 2016, provided, however, that the warrant shall automatically cease to vest upon termination or expiration of the Starr Agreement. On January 29, 2016, the Company and Starr entered into a letter agreement amending the Starr Agreement to extend the renewal deadline from March 1, 2016 to March 29, 2016. On March 29, 2016, the Company decided not to renew the Starr Agreement under its terms so the 2016 vesting of warrant shares did not occur.

Cegedim Agreement

Effective as of March 28, 2013, Grand Card, LLC, a wholly-owned subsidiary of the Company, entered into an Alliance Agreement (the “Cegedim Agreement”) with Cegedim Inc. (Opus Health Division) (“Cegedim”) pursuant to which the parties formed an exclusive strategic alliance (the “Alliance”) to develop member benefit programs (the “Programs”) that provide cash rebates and other rewards on the “Grand Card” debit card. The Cegedim Agreement provides that all costs for marketing and promoting the Programs will be borne by Grand Card LLC and that all other costs and funding of the Programs, subject to certain exceptions, shall be borne 75% by Grand Card LLC and 25% by Cegedim. The Cegedim Agreement further provides that revenues derived from the Alliance (after deduction for certain operating costs borne by the parties) shall be allocated 75% to Grand Card LLC and 25% to Cegedim. The term of the Cegedim Agreement commenced on March 28, 2013 and will continue for an initial term of four (4) years and will automatically renew for successive four-year terms unless fewer than 500,000 cards have been issued at the time of such renewal or either party provides written notice to the other party of its intent not to renew within 120 days of the end of the then-current term. On April 1, 2015, the Opus Health Division was sold by Cegedim Inc. to IMS Health Holdings, Inc. and on May 3, 2016, IMS Health Holdings, Inc. merged with Quintiles Transnational Holdings Inc. to form QuintilesIMS. The Cegedim Agreement expired in accordance with its terms on March 27, 2017.

Aetna/Reader’s Digest Agreement

In February 2014, the Company entered into a marketing agreement (the “RD Agreement”) with Aetna Life Insurance Company (“Aetna”) and Reader’s Digest Financial Services, Inc. (“RD”) pursuant to which RD agreed to endorse and promote the Aetna-issued group Medicare Supplement insurance policy and other products as the parties may agree to offer in the future. The agreement required Aetna to make a $1,000,000 non-refundable marketing advance against future royalties to the Company and required the Company to pay a $1,000,000 royalty advance to RD. The payments to and from the Company were made in February 2014. For financial statement presentation purposes, the advance received was reflected in deferred revenue and the advance paid was reflected in prepaid expenses on the consolidated balance sheets. These balance sheets amounts were accreted/amortized to earnings through June 30, 2015. On June 29, 2015, RD delivered a notice of termination of the RD Agreement. Pursuant to the terms of the RD Agreement, the RD Agreement was terminated on July 29, 2015. As a result of this termination, the Company recorded other income and other expense in equal amounts of $998,486 in 2015 with a net effect of zero on the consolidated statements of operations.

Vantiv Agreement

In November 2014, Grand Card LLC, a wholly-owned subsidiary of the Company and Vantiv, LLC (“Vantiv”) entered into a master services agreement, an Addendum and exhibits thereto (collectively, the “Vantiv Agreement”) pursuant to which Vantiv agreed to provide card issuing and payment processing products and services to Grand Card LLC. Pursuant to the Vantiv Agreement, Grand Card LLC has committed to, among other things, a 500,000 card purchasing allotment valued at $775,000 over a twelve (12) month period and in the first quarter of 2015, the Company purchased the initial card commitment at an aggregate cost of $168,756. On November 11, 2015, Vantiv and Grand Card LLC entered into an amendment to the Vantiv Agreement extending the date on which a purchase order for the balance of the card allotment must be made to December 17, 2015. On December 18, 2015, Vantiv and Grand Card LLC entered into another amendment to the Vantiv Agreement extending the date on which a purchase order for the balance of the card allotment must be made to (i) a partial purchase order for one-third of the remaining balance to be made by December 22, 2015 and (ii) an additional purchase order for the remaining balance by March 31, 2016. On December 22, 2015 such order was placed and in January 2016, the Company purchased additional cards for an aggregate cost of $202,050. On May 10, 2016, Vantiv and Grand Card LLC entered into another amendment which was revised on May 17, 2016 extending the schedule of card purchases from July 1 through the end of 2016, extending the term of the Vantiv Agreement for two years and providing for an additional 100,000 cards to be purchased for an aggregate cost of approximately $576,000. The Company has made no further purchases. The Vantiv Agreement has an initial term of three (3) years and is subject to standard termination provisions as well as customary representations and warranties. In the event of a default under the Vantiv Agreement by Grand Card LLC, Grand Card LLC may be responsible for liquidated damages in an amount based upon the monthly revenue earned by Vantiv for the balance of the term. All costs incurred for purchasing cards from Vantiv and developing of the website in the amount of $994,384 were expensed and recorded as a selling and marketing expense. As of December 31, 2016, $420,521 of the card purchasing allotment is included in accounts payable in the consolidated balance sheet. Accordingly, all amounts under the Vantiv Agreement have been accrued. The Company has filed a motion to reject the Vantiv Agreement as of the date of the bankruptcy petition.

HSNi Agreement

On March 19, 2015, the Company entered into an agreement (the “HSN Agreement”) with HSNi, LLC and its affiliates (“HSN”) whereby HSN produced and broadcast segments promoting the Company’s membership group, the American Grandparents Association, as well as certain products and services offered by third parties. The initial on air segments involved education regarding Medicare Supplemental, Medicare Advantage, and Cancer and Heart Attack or Stroke health insurance policies offered by Aetna and its affiliates. Under the HSN Agreement, the Company received a percentage of certain proceeds generated through the multimedia marketing campaign conducted by the parties. During the year ended December 31, 2015, the Company recorded $400,000 as commission revenue under the HSN Agreement. The HSN Agreement expired in accordance with its terms on December 31, 2015.

Other Commitments

On June 30, 2015, the Company entered into an agreement with a consultant who will provide sales-related services to the Company. In addition to fees for services, the Company will issue warrants following each calendar year of the three-year term if certain performance milestones are achieved by the consultant. No warrants were issued for products sold in 2015 or 2016 under this agreement. For every 10,000 Grandparents.com-endorsed products sold in years 2016 and 2017 of the three-year term as a result of the consultant’s efforts, the Company will grant warrants to purchase 1,000,000 shares of common stock at an exercise price of $0.21 per share with a 5-year term.

On May 4, 2016, DMI Partners, Inc. instituted a suit against the Company in the Court of Common Pleas of Philadelphia County, Pennsylvania seeking damages of $158,677 plus interest of $137,842 and costs and fees. The suit is for a breach of contract claim alleging nonpayment for services rendered in connection with online marketing and sales lead generation. The Company has accrued the invoice amount of $158,677 in its accounts payable. The Company has filed an answer and intends to vigorously defend all claims.

12.
Concentrations

As of December 31, 2016, four customers represented approximately 90% of GP’s accounts receivable and five customers represented approximately 67% of the Company’s revenues earned during 2016. As of December 31, 2015, four customers represented approximately 80% of the Company’s accounts receivable and three customers represented approximately 71% of the Company’s revenues earned during 2015.

13.
Subsequent Events

Proceedings Under Chapter 11 of the Bankruptcy Code. On April 14, 2017, the Debtors filed voluntary petitions for relief under the provisions of Chapter 11 of Title 11 of the Bankruptcy Code in the Bankruptcy Court. During the pendency of these proceedings, the Company plans to continue operating its website as Debtors and debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 cases have been consolidated solely on an administrative basis and are pending as Case No. 17-14711.

On September 15, 2016, the Company entered into an New Credit Agreement with the Lender (see Note 6). The Lender has agreed to fund the DIP Loan in an amount not to exceed $1,575,000. On April 14, 2017, the Debtors, on an interim basis, sought a total of $225,750 for the first four weeks following the Company's Chapter 11 filing, to avoid immediate and irreparable harm to the Company. Interest is payable monthly, in arrears, at the applicable non-default rate set forth in the Loan Documents. In the event of a default the DIP Loan shall bear interest at the default rate set forth in the Loan Documents.

The DIP Loan shall become due and payable in full on the earlier of (i) closing of a §363 sale of substantially all of the Debtors' assets; (ii) failure to adhere to the Approved Budget, (iii) failure to timely provide any of the Reconciliation Reports, when due, (iv) failure to adhere to the Sale Timeline, or (v) June 15, 2017. As security for the DIP Loan the Lender shall be granted a valid, perfected, first priority priming lien on all real and personal property of the Debtors now owned or hereafter acquired and all other property of whatever kind and nature, in each case, that is pledged as collateral under any document, Court Orders, or any other order of the Bankruptcy Court in these Chapter 11 cases.

On April 21, 2017, the Company received approval from the Bankruptcy Court for key “first day” motions in the Chapter 11 cases, which will give the Company the resources and flexibility to fund on-going uninterrupted operations. The Approved Motions include permitting Grandparents.com to pay employee benefits and reimbursable expenses, granting immediate access, on an interim basis, to $44, 598 under the DIP Loan from the petition date through April 28, 2017, authorizing Grandparents.com to use its existing cash management systems and bank accounts to cover its future expenses including supplier payments, and authorizing the retention of legal, financial, and other professionals necessary during the bankrputcy proceedings.

In connection with the Chapter 11 Filing on April 14, 2017, the Company's Board of Directors terminated Steve Leber as the Company's Chief Executive Officer and terminated his employment agreement dated June 24, 2014, as amended on September 15, 2016. As a result, Mr. Leber no longer serves as the Company's principal executive officer, principal financial officer, or principal accounting officer. Also, Mr. Leber resigned as a member of the Board on April 14, 2017.

On April 14, 2017, Lee Lazarus resigned as a director of the Company. Mr. Lazarus continues to serve as the Company's Chief Operating Officer.

Series C Preferred Conversion. Previously, the Company announced the conversion price on its Series C Preferred Stock would be temporarily reduced to $0.05 per share of the Company's Common Stock from $0.20 per share of Common Stock. No conversions were effected during the time of this conversion price reduction, which ended on January 21, 2017. As a result, all 875,000 shares of Series C Preferred remain outstanding as of the date of this filing.

Series C Preferred Dividend Payment. In order to preserve liquitidy, on March 31, 2017 the Company did not delcare or pay a dividend on the Series C Preferred Stock.

Series D Preferred Dividend Payment. In order to preserve liquidity, on March 31, 2017, the Company did not declare or pay a dividend on its Series D Preferred Stock.

The New Credit Agreement Interest Payment. In order to preserve liquidity, on March 31, 2017, the Company did not make the interest payment due on the amounts outstanding under the New Credit Agreement.

OTC Listing. Effective April 4, 2017, the Company’s Common Stock, began trading on the Pink Sheets under the symbol GPCM.